Exhibit 99.1

ATN Reports First Quarter 2025 Results

Reaffirms 2025 Outlook

First Quarter 2025 vs. First Quarter 2024 Financial Highlights

•	Expanded high-speed broadband homes passed by 11%

•	Grew total high-speed subscribers by 2%

•	Revenues declined 4% to $179.3 million

•	Operating income decreased to $2.7 million

•	Net loss was $(8.9) million, or $(0.69) per share

•	Adjusted EBITDA[1] increased 2% to $44.3 million

•	Net cash provided by operating activities increased 55% to $35.9 million

•	Capital expenditures were $20.8 million (net of $22.4 million reimbursements)

•	Net Debt Ratio[3] was 2.52x on March 31, 2025

Reaffirmed Outlook for Full Year 2025

•	Revenue, excluding construction revenue, is expected to be in line with last year’s result of $725 million

•	Adjusted EBITDA[2] is expected to be essentially flat with the prior year result of $184 million

•	Capital expenditures are expected to be in the range of $90 to $100 million (net of reimbursements)

•	Net Debt Ratio[3] is expected to remain flat, with a slight potential improvement exiting 2025 compared with 2.54x at the end of 2024

Earnings Conference Call

Thursday, May 1, 2025, at 10:00 a.m. ET; web participant link: https://edge.media-server.com/mmc/p/xdo8izcv

1 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

2 For the Company’s Adjusted EBITDA Guidance, the Company is not able to provide without unreasonable effort the most directly comparable GAAP financial measures, or reconciliations to such GAAP financial measures, on a forward-looking basis. Please see “Use of Non-GAAP Financial Measures” below for a full description of items excluded from the Company’s expected Adjusted EBITDA

3 Please see “Use of Non-GAAP Financial Measures” below for a full definition of Net Debt Ratio.

Beverly, MA (April 30, 2025) – ATN International, Inc. (“ATN” or the “Company”) (Nasdaq: ATNI), a leading provider of digital infrastructure and communications services, today reported financial results for the first quarter ended March 31, 2025.

Remarks by Brad Martin, ATN Chief Executive Officer

“Our first quarter results reflect steady operational execution as we continue navigating a dynamic industry landscape. While revenues declined year-over-year due to the wind-down of subsidy programs, we delivered a modest year-over-year increase in Adjusted EBITDA supported by disciplined cost management. We also improved free cash flow, reflecting both focused capital management and the contribution of our network enhancements and expansion initiatives.

“Internationally, we maintained positive momentum with consistent demand for high-speed services and continued operational efficiency contributing to a year-over-year increase in Adjusted EBITDA. Domestically, we are executing on our transition strategy, aligning our networks with business and carrier solutions to create a more sustainable revenue base. While these actions are having a near-term impact on revenue, we remain confident they will expand margins and cash generation over time.

“As we move forward, we remain focused on monetizing the investments made during our recent three-year strategic capital spending cycle supported by ongoing cost management and efficiency initiatives. These efforts reinforce our confidence in delivering sustained long-term value for our shareholders.”

First Quarter 2025 Financial Results

Consolidated revenues were $179.3 million in the first quarter, down 4% versus $186.8 million in the year-ago quarter. This decrease primarily reflects the revenue decline in the US Telecom segment due to the impact of the end of the Emergency Connectivity Fund (ECF) and Affordable Care Program (ACP), as previously disclosed.

Operating income was $2.7 million in the first quarter versus $4.6 million in the year-ago quarter. Year-over-year cost containment efforts resulted in a reduction in selling, general and administrative costs. These improvements were offset by lower revenues and increases in transaction-related charges, restructuring and reorganization expenses and losses on the disposition of assets and transfers.

Net loss attributable to ATN stockholders in the first quarter of 2025 was $(8.9) million, or $(0.69) loss per share versus a net loss attributable to ATN stockholders of $(6.3) million, or $(0.50) loss per share, in the year-ago quarter.

Adjusted EBITDA1 was $44.3 million in the first quarter of 2025, up 2% from $43.5 million in the year-ago quarter.

Segment Operating Results (in Thousands)

The Company recorded financial results in three categories: (i) International Telecom; (ii) US Telecom; and (iii) Corporate and Other.

For Three Months Ended March 31, 2025 and 2024

	2025	2024	2025	2024	2025	2024	2025	2024
	International	International	US	US	Corporate and	Corporate and	Total	Total
	Telecom	Telecom	Telecom	Telecom	Other*	Other*	ATN	ATN
Total Revenue:	$94,496	$93,059	$84,798	$93,735	$-	$-	$179,294	$186,794
Mobility	26,041	26,037	39	838	-	-	26,080	26,875
Fixed	61,365	61,321	51,659	57,884	-	-	113,024	119,205
Carrier Services	3,904	3,574	29,227	30,052	-	-	33,131	33,626
Construction	-	-	1,046	1,586	-	-	1,046	1,586
All other	3,186	2,127	2,827	3,375	-	-	6,013	5,502

Operating Income (Loss)	$14,750	$11,685	$(2,415)	$597	$(9,668)	$(7,708)	$2,667	$4,574
EBITDA (2)	$30,378	$28,060	$16,844	$20,463	$(8,803)	$(7,630)	$38,419	$40,893
Adjusted EBITDA (1)	$32,390	$29,273	$17,515	$20,703	$(5,566)	$(6,458)	$44,339	$43,518
Capital Expenditures**	$10,803	$16,915	$10,026	$17,759	$2	$1,341	$20,831	$36,015

* Corporate and Other refer to corporate overhead expenses and consolidating adjustments.

**Excludes government capital program amounts disbursed and amounts received.

Operating Metrics

Operating Metrics

	2025	2024	2024	2024	2024	Q1 2025
	Q1	Q4	Q3	Q2	Q1	vs. Q1 2024
High-Speed Data* Broadband Homes Passed	427,300	426,100	399,500	396,100	386,300	11%
High-Speed Data* Broadband Customers	141,300	140,800	141,100	140,600	138,900	2%

Broadband Homes Passed	801,500	800,900	798,400	798,300	789,700	1%
Broadband Customers	199,800	203,200	205,900	211,400	212,500	-6%

Fiber Route Miles	11,944	11,921	11,901	11,880	11,692	2%

International Mobile Subscribers
Pre-Paid	332,300	329,300	336,400	339,000	346,400	-4%
Post-Paid	59,600	59,500	58,700	57,900	57,300	4%
Total	391,900	388,800	395,100	396,900	403,700	-3%

Blended Churn	3.32%	3.51%	3.47%	3.44%	3.34%

*HSD is defined as download speeds 100 Mbps or greater and HSD Broadband Customers as subscribers connected to our high-speed networks regardless of the speed of plan selected.

Note: Data presented may differ from prior periods to reflect more accurate data and/or changes in calculation methodology and process.

Balance Sheet and Cash Flow Highlights

Total cash, cash equivalents and restricted cash as of March 31, 2025 increased to $97.3 million and total debt was $562.4 million, versus $89.2 million of cash, cash equivalents and restricted cash and $557.4 million of total debt on December 31, 2024. The Company’s Net Debt3 ratio was 2.52x on March 31, 2025.

Net cash provided by operating activities increased to $35.9 million for the quarter ended March 31, 2025, compared with net cash provided by operating activities of $23.2 million in the prior year period primarily as a result of working capital improvements.

Capital expenditures were $20.8 million net of $22.4 million of reimbursable capital expenditures for the quarter ended March 31, 2025, versus $36.0 million net of $13.5 million of reimbursable capital expenditures in the prior year period.

Quarterly Dividends and Stock Repurchases

Quarterly dividends ATN paid a dividend of $0.24 per share on April 7, 2025, on all common shares outstanding to stockholders of record as of March 31, 2025.

Share repurchases. For the quarter ended March 31, 2025, the Company did not repurchase any shares.

2025 Business Outlook

“In 2025, our priority is expanding cash flow and fully capturing the benefits of the strategic investments we’ve made over the past three years,” said Martin. “While domestic revenue will reflect our deliberate transition away from legacy services, our International segment is positioned to deliver profitable growth. Across the business, we are maintaining disciplined capital spending, leveraging available grant funding, and optimizing cost structures to support sustainable performance improvements.”

ATN reaffirmed its expectations for the Full Year 2025:

•	Revenue, excluding construction revenue, is expected to be in line with 2024’s result of $725 million

•	Adjusted EBITDA[2] is expected to be essentially flat with 2024’s result of $184 million

•	Capital expenditures are expected to be in the range of $90 to $100 million (net of reimbursements)

•	Net Debt Ratio[3] is expected to remain flat, with a slight potential improvement exiting 2025 compared with 2024’s result of 2.54x

For the Company’s full year 2025 outlook for Adjusted EBITDA and Net Debt Ratio, the Company is not able to provide without unreasonable effort the most directly comparable GAAP financial measures, or reconciliations to such GAAP financial measures, on a forward-looking basis. Please see “Use of Non-GAAP Financial Measures” below for a full description of items excluded from the Company’s expected Adjusted EBITDA and Net Debt Ratio.

Conference Call Information

Call Date: Thursday, May 1, 2025
Call Time: 10:00 a.m. ET
Webcast Link:  https://edge.media-server.com/mmc/p/xdo8izcv

Live Call Participant Link:    https://register-conf.media-server.com/register/BId6b6354b10124b4fb2c1d82771c67755

Webcast Link Instructions

You can listen to a live audio webcast of the conference call by visiting the “Webcast Link” above or the "Events & Presentations" section of the Company's Investor Relations website at https://ir.atni.com/events-and-presentations. A replay of the conference call will be available at the same locations beginning at approximately 1:00 pm ET on the same day. The Company also will provide an investor presentation as a supplement to the call on the “Events & Presentations” section of its Investor Relations website.

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, is a leading provider of digital infrastructure and communications services for all. The Company operates in the United States and internationally, including the Caribbean region, with a focus on rural and remote markets with a growing demand for infrastructure investments. The Company’s operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential, business, and government customers, including a range of high-speed Internet and data services, fixed and mobile wireless solutions, and video and voice services; and (ii) carrier and enterprise communications services, such as terrestrial and submarine fiber optic transport, and communications tower facilities. For more information, please visit www.atni.com.

Use of Non-GAAP Financial Measures and Definition of Terms

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, the Company has included EBITDA, Adjusted EBITDA, Net Debt, and Net Debt Ratio in this release and the tables included herein.

EBITDA is defined as Operating income (loss) before depreciation and amortization expense.

Adjusted EBITDA is defined as Operating income (loss) before depreciation and amortization expense, transaction-related charges, restructuring and reorganization expenses, one-time impairment or special charges, the gain (loss) on disposition of assets and transfers, and non-cash stock-based compensation.

Net Debt is defined as total debt less cash and cash equivalents and restricted cash.

Net Debt Ratio is defined as Net Debt divided by the trailing four quarters ended total Adjusted EBITDA at the measurement date.

The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company's core operating results and enhances the usefulness of comparing such performance with prior periods. Management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release. While non-GAAP financial measures are an important tool for financial and operational decision-making and for evaluating the Company’s own operating results over different periods of time, the Company urges investors to review the reconciliation of these financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate its business.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to, among other matters, the Company’s future financial performance, business goals and objectives, and results of operations, expectations regarding the transition of its US Telecom business, its future revenues, operating income, cash flows, network and operating costs, Adjusted EBITDA, Net Debt Ratio, and capital investments; demand for the Company’s services and industry trends - the Company’s liquidity; the expansion of the Company’s customer base; receipt of certain government grants and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) the general performance of the Company’s operations, including operating margins, revenues, capital expenditures, and the retention of and future growth of the Company’s subscriber base and ARPU; (2) government subsidy program availability and regulation of the Company’s businesses, which may impact the Company’s telecommunications licenses, the Company’s revenue and the Company’s operating costs; (3) the loss of, or an inability to recruit skilled personnel in the Company’s various jurisdictions, including key members of management; (4) the Company’s reliance on a limited number of key suppliers and vendors for timely and cost-effective supply of equipment and services relating to the Company’s network infrastructure; (5) the Company’s ability to satisfy the needs and demands of the Company’s major carrier customers; (6) the Company’s ability to realize expansion plans for its fiber markets; (7) the adequacy and expansion capabilities of the Company’s network capacity and customer service system to support the Company’s customer growth; (8) the Company’s ability to efficiently and cost-effectively upgrade the Company’s networks and information technology platforms to address rapid and significant technological changes in the telecommunications industry; (9) the Company’s continued access to capital and credit markets on terms it deems favorable; (10) the Company’s ability to successfully grow its US Telecom businesses through carrier mobility and broadband and consumer-based broadband services; (11) ongoing risk of an economic downturn, political, geopolitical and other risks and opportunities facing the Company’s operations, including those resulting from the continued inflation and other macroeconomic headwinds including increased costs and supply chain disruptions; (12) the Company’s ability to find investment or acquisition or disposition opportunities that fit the strategic goals of the Company; (13) the occurrence of weather events and natural catastrophes and the Company’s ability to secure the appropriate level of insurance coverage for these assets; and (14) increased competition. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 17, 2025, and the other reports the Company files from time to time with the SEC. The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors that may affect such forward-looking statements, except as required by law.

Contact

Michele Satrowsky	Adam Rogers
Corporate Treasurer	Investor Relations
ATN International, Inc.	Sharon Merrill Advisors, Inc.
978-619-1300	ATNI@investorrelations.com

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	March 31, 2025	December 31, 2024
Assets:
Cash and cash equivalents	$83,452	$73,393
Restricted cash	13,807	15,851
Customer receivable	7,713	7,986
Other current assets	200,735	211,931

Total current assets	305,707	309,161

Property, plant and equipment, net	1,029,165	1,040,193
Operating lease right-of-use assets	97,683	99,427
Customer receivable - long term	40,289	41,030
Goodwill and other intangible assets, net	129,009	130,144
Other assets	105,596	107,148

Total assets	$1,707,449	$1,727,103

Liabilities, redeemable non-controlling interests and stockholders’ equity:
Current portion of long-term debt	$8,226	$8,226
Current portion of customer receivable credit facility	8,127	8,031
Taxes payable	8,089	8,234
Current portion of lease liabilities	17,164	16,188
Other current liabilities	222,066	226,635

Total current liabilities	263,672	267,314

Long-term debt, net of current portion	$554,158	$549,130
Customer receivable credit facility, net of current portion	34,105	36,203
Deferred income taxes	3,474	4,882
Lease liabilities	73,910	77,469
Other long-term liabilities	119,855	120,351

Total liabilities	1,049,174	1,055,349

Redeemable non-controlling interests	77,555	76,303

Stockholders' equity:
Total ATN International, Inc.’s stockholders’ equity	473,335	489,493
Non-controlling interests	107,385	105,958

Total stockholders' equity	580,720	595,451

Total liabilities, redeemable non-controlling interests and stockholders’ equity	$1,707,449	$1,727,103

Table 2

ATN International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended, March 31,
	2025	2024
Revenues:
Communications services	$174,031	$181,268
Construction	1,046	1,586
Other	4,217	3,940
Total revenue	179,294	186,794

Operating expenses (excluding depreciation and amortization unless otherwise indicated):
Cost of services and other	78,224	80,390
Cost of construction revenue	1,501	1,570
Selling, general and administrative	55,228	61,315
Stock-based compensation	1,905	1,909
Transaction-related charges	1,436	19
Restructuring and reorganization expenses	1,830	1,190
Depreciation	34,527	34,340
Amortization of intangibles from acquisitions	1,226	1,980
(Gain) loss on disposition of assets and transfers	750	(493)
Total operating expenses	176,627	182,220

Operating income (loss)	2,667	4,574

Other income (expense):
Interest expense, net	(11,678)	(11,075)
Other income (expense)	(2,568)	172
Other income (expense), net	(14,246)	(10,903)

Loss before income taxes	(11,579)	(6,329)
Income tax expense (benefit)	(192)	1,619

Net income (loss)	(11,387)	(7,948)

Net (income) loss attributable to non-controlling interests, net	2,459	1,633

Net income (loss) attributable to ATN International, Inc. stockholders	$(8,928)	$(6,315)

Net income (loss) per weighted average share attributable to ATN International, Inc. stockholders:

Basic	$(0.69)	$(0.50)

Diluted	$(0.69)	$(0.50)

Weighted average common shares outstanding:
Basic	15,131	15,437
Diluted	15,131	15,437

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statements

(in Thousands)

	Three Months Ended March 31,
	2025	2024
Net loss	$(11,387)	$(7,948)
Depreciation	34,527	34,340
Amortization of intangibles from acquisitions	1,226	1,980
Provision for doubtful accounts	1,854	1,322
Amortization of debt discount and debt issuance costs	716	625
(Gain) loss on disposition of assets and transfers	750	(493)
Stock-based compensation	1,905	1,909
Deferred income taxes	(2,520)	(2,181)
(Gain) loss on equity investments	4	(170)
Decrease in customer receivable	1,015	254
Change in prepaid and accrued income taxes	2,223	3,966
Change in other operating assets and liabilities	5,592	(10,428)

Net cash provided by operating activities	35,905	23,176

Capital expenditures	(20,832)	(36,016)
Government capital programs:
Amounts disbursed	(22,445)	(13,473)
Amounts received	17,281	10,546
Net proceeds from sale of assets	141	3,655
Purchases and sales of employee benefit plan investments	715	176
Purchases of spectrum licenses and other intangible assets	-	(573)

Net cash used in investing activities	(25,140)	(35,685)

Dividends paid on common stock	(3,627)	(3,701)
Finance lease payments	(494)	(443)
Term loan - repayments	(1,653)	(3,801)
Payment of debt issuance costs	(172)	(72)
Revolving credit facilities – borrowings	13,000	46,000
Revolving credit facilities – repayments	(7,000)	(18,302)
Proceeds from customer receivable credit facility	-	3,700
Repayment of customer receivable credit facility	(2,030)	(1,804)
Purchases of common stock - stock-based compensation	(730)	(1,896)
Purchases of common stock - share repurchase plan	-	(121)
Purchases of noncontrolling interests	(44)	-

Net cash (used) provided by financing activities	(2,750)	19,560

Net change in total cash, cash equivalents and restricted cash	8,015	7,051

Total cash, cash equivalents and restricted cash, beginning of period	89,244	62,167

Total cash, cash equivalents and restricted cash, end of period	$97,259	$69,218

Table 4

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended March 31, 2025 is as follows:

	International Telecom	US Telecom	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility
Business	$4,849	$39	$-	$4,888
Consumer	21,192	-	-	21,192
Total	$26,041	$39	$-	$26,080

Fixed
Business	$18,493	$29,244	$-	$47,737
Consumer	42,872	22,415	-	65,287
Total	$61,365	$51,659	$-	$113,024

Carrier Services	$3,904	$29,227	$-	$33,131
Other	1,740	56	-	1,796

Total Communications Services	$93,050	$80,981	$-	$174,031

Construction	$-	$1,046	$-	$1,046

Managed services	$1,446	$2,771	$-	$4,217
Total Other	$1,446	$2,771	$-	$4,217

Total Revenue	$94,496	$84,798	$-	$179,294

Depreciation	$15,377	$18,284	$865	$34,526
Amortization of intangibles from acquisitions	$251	$975	$-	$1,226
Total operating expenses	$79,746	$87,213	$9,668	$176,627
Operating income (loss)	$14,750	$(2,415)	$(9,668)	$2,667
Net (income) loss attributable to non-controlling interests	$(1,474)	$3,933	$-	$2,459

Non GAAP measures:
EBITDA (2)	$30,378	$16,844	$(8,803)	$38,419
Adjusted EBITDA (1)	$32,390	$17,515	$(5,566)	$44,339

Balance Sheet Data (at March 31, 2025):
Cash, cash equivalents and restricted cash	$51,615	$44,529	$1,116	$97,260
Total current assets	150,933	146,714	8,060	305,707
Fixed assets, net	461,077	559,816	8,272	1,029,165
Total assets	689,243	926,372	91,834	1,707,449
Total current liabilities	96,590	130,274	36,808	263,672
Total debt, including current portion	59,875	315,862	186,647	562,384

* Corporate and Other refer to corporate overhead expenses and consolidating adjustments

Table 4 (continued)

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended March 31, 2024 is as follows:

	International Telecom	US Telecom	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility
Business	$4,808	$74	$-	$4,882
Consumer	21,229	764	-	21,993
Total	$26,037	$838	$-	$26,875

Fixed
Business	$18,532	$34,965	$-	$53,497
Consumer	42,789	22,919	-	65,708
Total	$61,321	$57,884	$-	$119,205

Carrier Services	$3,574	$30,052	$-	$33,626
Other	818	744	-	1,562

Total Communications Services	$91,750	$89,518	$-	$181,268

Construction	$-	$1,586	$-	$1,586

Managed services	$1,309	$2,631	$-	$3,940

Total Other	$1,309	$2,631	$-	$3,940

Total Revenue	$93,059	$93,735	$-	$186,794

Depreciation	$16,124	$18,138	$78	$34,340
Amortization of intangibles from acquisitions	$251	$1,728	$-	$1,979
Total operating expenses	$81,374	$93,138	$7,708	$182,220
Operating income (loss)	$11,685	$597	$(7,708)	$4,574
Net (income) loss attributable to non-controlling interests	$(1,436)	$3,069	$-	$1,633

Non GAAP measures:
EBITDA (2)	$28,060	$20,463	$(7,630)	$40,893
Adjusted EBITDA (1)	$29,273	$20,703	$(6,458)	$43,518

Balance Sheet Data (at December 31, 2024):
Cash, cash equivalents and restricted cash	$35,231	$51,604	$2,408	$89,243
Total current assets	129,866	168,754	10,541	309,161
Fixed assets, net	466,861	565,625	7,707	1,040,193
Total assets	675,642	957,914	93,547	1,727,103
Total current liabilities	85,588	147,490	34,236	267,314
Total debt, including current portion	59,850	316,242	181,264	557,356

(1) See Table 5 for reconciliation of Operating Income to Adjusted EBITDA

(2) See Table 5 for reconciliation of Operating Income to EBITDA

* Corporate and Other refer to corporate overhead expenses and consolidating adjustments

Table 5

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

For the three months ended March 31, 2025 is as follows:

	International Telecom	US Telecom	Corporate and Other *	Total
Operating income (loss)	$14,750	$(2,415)	$(9,668)	$2,667
Depreciation expense	15,377	18,284	865	34,526
Amortization of intangibles from acquisitions	251	975	-	1,226
EBITDA	$30,378	$16,844	$(8,803)	$38,419

Stock-based compensation	215	78	1,611	1,904
Transaction-related charges	-	-	1,436	1,436
Restructuring and reorganization expenses	1,506	134	190	1,830
(Gain) Loss on disposition of assets and transfers	291	459	-	750
ADJUSTED EBITDA	$32,390	$17,515	$(5,566)	$44,339

For the three months ended March 31, 2024 is as follows:

	International Telecom	US Telecom	Corporate and Other *	Total
Operating income (loss)	$11,685	$597	$(7,708)	$4,574
Depreciation expense	16,124	18,138	78	34,340
Amortization of intangibles from acquisitions	251	1,728	-	1,979
EBITDA	$28,060	$20,463	$(7,630)	$40,893

Stock-based compensation	23	132	1,754	1,909
Restructuring and reorganization expenses	1,190	-	-	1,190
Transaction-related charges	-	-	19	19
(Gain) Loss on disposition of assets and transfers	-	108	(601)	(493)
ADJUSTED EBITDA	$29,273	$20,703	$(6,458)	$43,518

Table 6

ATN International, Inc.

Non GAAP Measure - Net Debt Ratio

(in Thousands)

	March 31,	December 31,
	2025	2024
Current portion of long-term debt *	$8,226	$8,226
Long-term debt, net of current portion *	554,158	549,130

Total debt	$562,384	$557,356

Less: Cash, cash equivalents and restricted cash	97,259	89,244

Net Debt	$465,125	$468,112

Adjusted EBITDA - for the four quarters ended	$184,906	$184,084

Net Debt Ratio	2.52	2.54

* Excludes Customer receivable credit facility